Exhibit 10.2
January 2, 2007
James J. Krejci
1133 Race Street 16N
Denver, Colorado 80206
Dear Mr. Krejci:
     On behalf of Lifevantage Corporation, a Colorado corporation (the “Company”), I am pleased to formally offer you a position as the Company’s Chief Executive Officer reporting to the Company’s Board of Directors. Pursuant to our prior verbal agreement, the effective date of your employment was December 21, 2006.
     Base Salary. During your employment as the Company’s Chief Executive Officer, the Company will pay you a base salary, payable in accordance with the Company’s standard schedule for salary payments to its employees, at an annual rate of $185,000.
     Bonus. The Company may determine, in its sole discretion, whether to pay you a bonus and the amount of any such bonus.
     Stock Options. The Company has granted you an option under the Company’s 2007 Long-Term Incentive Plan to purchase 1,000,000 shares of the Company’s common stock for $0.61 per share. A portion of the option that would permit you to purchase 250,000 shares vested as of your start date of December 21, 2006. The remaining option will vest with respect to 250,000 shares on December 21, 2007, 250,000 shares on December 21, 2008, and 250,000 shares on December 21, 2009.
     Benefits. You will, to the extent applicable, be allowed to participate in any health insurance plan, group term life insurance plan, and disability insurance plan made generally available to executive officers of the Company. In addition, you will be reimbursed for your costs associated with any replacement plans covering the same matters to the extent you pay directly for such plans, you do not utilize the Company offered plans and such replacement plans are less expensive than plans available through the Company.
     Vacation. You will be entitled to vacation and holiday time, sick leave and such other related benefits as may be provided by the Company to its other executive officers generally from time to time.

     At-Will. Your employment is “at-will”, meaning that both the Company and you have the right to terminate the employment relationship at any time with or without cause or notice. In addition, all terms and conditions of employment may be changed with our without notice or cause including, but not limited to demotion, promotion, transfer, compensation, benefits, duties and location of work. Proof of citizenship or immigration status and legal right to work in the United States will be required upon employment.
     This letter agreement supersedes in all respects our prior verbal agreement with respect to your employment. This letter constitutes our total employment agreement.
     Please confirm your agreement to and acceptance of the contents of this letter by executing it in the area indicated below and returning a signed copy to the Company.
     We look forward to having you lead our organization as its new Chief Executive Officer.

Sincerely,
/s/ John Van Heuvelen
John Van Heuvelen
Chairman of the Board of Directors Lifevantage Corporation

I accept this offer of employment as outlined above:

/s/ James J. Krejci	Dated: January 2, 2007
James J. Krejci